Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
LISA W. RODRIGUEZ
     This Amendment to Employment Agreement (this “Amendment”) is made effective as of the 7th day of May, 2010 by and between Hercules Offshore, Inc., a Delaware corporation, with its principal place of business at 9 Greenway Plaza, Suite 2200, Houston, Texas 77046 (the “Company”), and Lisa W. Rodriguez (the “Executive”).
WITNESSETH:
     WHEREAS, Executive and the Company entered into an Employment Agreement effective as of December 15, 2008 (the “Agreement”); and
     WHEREAS, Executive and the Company desire to amend the Agreement in certain respects, as provided herein;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendments.
     a. The Agreement is hereby amended so that Section 4(b)(i) of the Agreement shall read in its entirety as follows:
“(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid on a monthly basis, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its Affiliates in respect of the twelve-month period immediately preceding the month in which the Applicable Date occurs; provided, further, that, after the Effective Date of the Amendment dated as of May 7, 2010, in no event shall the Annual Base Salary be less than $235,000. During the Employment Period, the Annual Base Salary shall be reviewed at least once in each fiscal year of the Company and may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of the Company and its Affiliates.”
b. The Agreement is hereby amended so that Section 4(b)(ii) of the Agreement shall read in its entirety as follows:
“(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded for each fiscal year ending during the Employment Period, a bonus of up to 80% of Annual Base Salary (target of 40%) depending upon meeting goals agreed upon with the Board. Such Annual Bonus amount may be pro-rated in respect of partial years. During the Employment Period, the annual target bonus as a percentage of Annual Base Salary may be increased, but not decreased, from time to time by the Board.”
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     c. The provision regarding the Severance Amount calculation prior to a Change in Control in the Agreement is hereby amended so that Section 6(a)(i)(B) of the Agreement shall read in its entirety as follows:
“B. the amount (such amount shall be hereinafter referred to as the “Severance Amount” equal to the sum of:
(1) 1.5 times the amount of the Executive’s Annual Base Salary; and
(2) 1.5 times the bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) paid or payable in respect of the most recently completed fiscal year of the Company or, if no such bonus has been paid or is payable in respect of each year, any bonus described in Section 4(b)(ii) paid or payable in respect of the next preceding fiscal year; and”
     d. The provision regarding the Severance Amount calculation following a Change in Control in the Agreement is hereby amended so that Section 6(b)(i) of the Agreement shall read in its entirety as follows:
“(i) instead of the Severance Amount calculated pursuant to Section 6(a)(i)(B) above, a Severance Amount equal to 2.0 times the sum of (x) the Executive’s Annual Base Salary, and (y) the target bonus (as a percentage of Annual Base Salary) described in Section 4(b)(ii) payable for year in which the termination occurs. The Severance Amount calculated under this Section shall be reduced (if applicable) and paid as set forth in Section 6(a)(i)(B); and”
     2. Full Force and Effect. Except as modified herein, the Employment Agreement shall continue in full force and effect according to its terms and conditions. This Amendment, when accepted by you, will become part of the Employment Agreement. In the event of any conflict or ambiguity between the terms and provisions of this Amendment and the terms and provisions of the Employment Agreement, the terms and provisions of this Amendment shall control.
     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4. Waiver. The Executive hereby agrees that the above amendments shall not constitute “Good Reason” under Section 5(c)(i) of the Employment Agreement for purposes of termination of the Employment Agreement by her. Further, to the extent necessary to effectuate the foregoing, the Executive and the Company hereby amend the Employment Agreement so that the above amendments will not constitute a breach of Section 4(b)(i) of the Employment Agreement or “Good Reason” for termination under Section 5(c)(i) thereunder. Upon request by the Company, the Executive will promptly execute such additional documentation of this agreement as the Company may reasonably request.
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     IN WITNESS WHEREOF, the parties have executed this Amendment, to be effective as of the date first above written.

The “COMPANY” HERCULES OFFSHORE, INC.
By:	/s/ John T. Rynd
Name:	John T. Rynd
Title:	Chief Executive Officer and President

“EXECUTIVE”
/s/ Lisa W. Rodriguez
Lisa W. Rodriguez

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